EXHIBIT 11

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (Amounts in Millions Except Per Share Data)


                                                                                For The Year Ended
                                                ------------------------------------------------------------------------------------
                                                     December 31, 1998         December 31, 1997               December 31, 1996
                                                     -----------------         -----------------               -----------------
                                                    Amount     Per Share      Amount     Per Share            Amount     Per Share
                                                    ------     ---------      ------     ---------            ------     ---------
BASIC:
Weighted average shares outstanding                   91.8                      94.6                            88.9

Net earnings (loss)                                $(754.8)                   $227.2                          $229.6

Less preferred stock dividend                           --                        --                             9.1
                                                   -------                    ------                          ------

Net earnings (loss) attributable to common
   stock                                           $(754.8)       $(8.22)     $227.2         $2.40            $220.5         $2.48
                                                   ========       =======     ======         =====            ======         =====


DILUTED:

Weighted average shares outstanding                   91.8                      94.6                            88.9

Dilutive stock options and stock issuable
   under employee benefit plans                        1.7   (Note 1)            1.9                             2.2
                                                   -------                    ------                          ------
Adjusted shares outstanding                           93.5                      96.5                            91.1

Average shares assumed to be converted
   through convertible preferred stock                  --                        --                             5.0   (Note 2)
                                                   -------                    ------                          ------

Diluted average shares outstanding                    93.5                      96.5                            96.1
                                                   =======                    ======                          ======

Net earnings (loss)                                $(754.8)       $(8.07)     $227.2         $2.35            $229.6         $2.39
                                                   ========       =======     ======         =====            ======         =====



Notes: 1. Due to the net loss  incurred  by the  Corporation  for the year ended
          December 31, 1998, the assumed exercise of stock options and stock issuable under employee benefit plans is anti-dilutive, and therefore, is not used in the calculation of diluted earnings per share included in the consolidated financial statements. As a result, the consolidated financial statements reflect diluted earnings per share equal to basic earnings per share for the year ended December 31, 1998
          - both a loss of $8.22 per share.

       2. Represents the dilutive effect of convertible preferred stock prior to its conversion into common stock on October 14, 1996.

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